Exhibit 99.1

LKQ Corporation Announces 2008 First Quarter Net Income Results Up Over 95% with Record Revenue, Record Earnings and Increased Annual Earnings Guidance

Chicago, IL—May 1 , 2008—LKQ Corporation (NASDAQ: LKQX) today announced results for its first quarter ended March 31, 2008, with revenue of $491.9 million, net income of $30.9 million and diluted earnings per share of $0.22.

“We reported record revenue and earnings for the quarter with revenue growth at 109% and net income growth at just over 95%. Our operating margin improved this quarter over the first quarter of 2007 by 90 basis points and, excluding restructuring expenses, by 110 basis points. Our diluted earnings per share for the quarter puts us on track to exceed the earnings guidance that we previously issued by approximately $0.02 per share,” said Joe Holsten, President and Chief Executive Officer.

Commenting on business acquisitions, Holsten said “We continue to be pleased with our progress to date related to combining our aftermarket businesses with Keystone Automotive Industries, Inc. In addition we acquired a heavy truck recycling business in Houston, TX that gives us a solid platform from which to expand into a new type of product line.”

2008 Reported Results

All earnings per share amounts, stock price amounts and share counts discussed herein reflect our December 2007 two-for-one stock split.

For the first quarter of 2008, revenue increased 109.0% to $491.9 million compared with $235.3 million for the first quarter of 2007. Our organic revenue growth for the quarter was 9.0% and was calculated assuming we owned Keystone for the first quarter of 2007. Net income for the quarter increased 95.5% to $30.9 million compared with $15.8 million for the first quarter of 2007. Diluted earnings per share was $0.22 for the quarter compared with $0.14 for the first quarter of 2007.

Revenue from aftermarket collision replacement parts, paint, shop supplies, refurbished bumpers, refurbished wheels and refurbished lighting for the first quarter was $272.3 million.

During the quarter, we recorded $1.2 million of restructuring expenses which were included in operating expenses and are all related to our Keystone acquisition in October 2007.

The weighted average diluted shares outstanding for the first quarter of 2008 was 139.7 million compared to 112.0 million for the first quarter of 2007. The number of weighted average diluted shares of common stock in 2008 increased from 2007 due to the issuance of 23.6 million new shares in our September 2007 follow-on public offering, the issuance of 838,073 new shares related to the acquisition of a business on March 4, 2008,  exercises of stock options, and the increase in our stock price.

Business Acquisitions in 2008

On February 15, we acquired a retail oriented recycled parts business located in Orlando, FL, that operates on 3.5 acres of property adjoining our existing retail oriented recycled parts business.

On March 4, we acquired Texas Best Diesel, a heavy duty truck recycled parts business in Houston, TX that operates on an approximately 18 acre facility.

These two businesses reported approximately $10.6 million in trailing annual revenue just prior to our acquisition of them.

Company Outlook

We expect that 2008 organic revenue growth will be approximately 10%, with the balance of revenue growth being the full year impact of 2007 and 2008 business acquisitions. Excluding the effect of any 2008 restructuring expenses we may record related to the Keystone acquisition, we expect full year 2008 net income to be within a range of $106.0 million to $111.0 million and diluted earnings per share to be between $0.75 and $0.79.

We anticipate that net cash provided by operating activities for 2008 will be over $85.0 million. We estimate our full year 2008 capital expenditures related to property and equipment, excluding expenditures for acquiring businesses, will be between $65.0 million to $75.0 million. This includes approximately $10.0 million related to capital expenditures planned for late 2007 on projects that were delayed and approximately $4.8 million related to restructuring our aftermarket business as a result of the Keystone acquisition.

We estimate the weighted average diluted shares outstanding for the full year 2008 will be approximately 141.0 million. These share numbers are estimates and will be affected by factors such as any future stock issuances, the number of our options exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our first quarter 2008 earnings on Thursday, May 1, 2008 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until May 15, 2008.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights used to repair light vehicles. LKQ operates approximately 300 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles and trucks.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the risk that Keystone’s business will not be integrated successfully or that LKQ will incur unanticipated costs of integration;

•                  the ability to maintain Keystone’s vendor relationships and retain key employees;

•                  the availability and cost of inventory;

•                  pricing of new OEM replacement parts;

•                  variations in vehicle accident rates;

•                  changes in state or federal laws or regulations affecting our business;

•                  fluctuations in fuel prices;

•                  changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•                  changes in the types of replacement parts that insurance carriers will accept in the repair process;

•                  the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•                  declines in asset values;

•                  uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•                  uncertainty as to our future profitability;

•                  increasing competition in the automotive parts industry;

•                  our ability to increase or maintain revenue and profitability at our facilities;

•                  uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•                  our ability to operate within the limitations imposed by financing arrangements;

•                  our ability to obtain financing on acceptable terms to finance our growth;

•                  our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•                  our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•                  other risks that are described in our Form 10-K filed February  29, 2008 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Income

( In thousands, except per share data )

	Three Months Ended
	March 31,
	2008	2007

Revenue	$491,908	$235,318

Cost of goods sold	268,594	128,222

Gross margin	223,314	107,096

Facility and warehouse expenses	44,502	25,610

Distribution expenses	44,769	22,175

Selling, general and administrative expenses	64,103	28,732

Restructuring expenses	1,174	—

Depreciation and amortization	7,258	3,317

Operating income	61,508	27,262

Other (income) expense:
Interest expense, net	10,301	1,733
Other income, net	(269)	(648)

Total other expense	10,032	1,085

Income before provision for income taxes	51,476	26,177

Provision for income taxes	20,598	10,383

Net income	$30,878	$15,794

Net income per share:
Basic	$0.23	$0.15

Diluted	$0.22	$0.14

Weighted average common shares outstanding:
Basic	134,558	106,633

Diluted	139,682	112,004

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Three Months Ended March 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,878	$15,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,875	3,453
Share-based compensation expense	1,303	1,167
Deferred income taxes	399	686
Excess tax benefit from share-based payment arrangements	(1,103)	(157)
Other adjustments	(67)	3
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(8,338)	(8,167)
Inventory	(8,772)	(10,807)
Income taxes payable	18,625	7,453
Other operating assets and liabilities	(8,448)	1,005

Net cash provided by operating activities	32,352	10,430

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, equipment and other long term assets	(13,196)	(9,080)
Cash used in acquisitions	(4,186)	(14,574)

Net cash used in investing activities	(17,382)	(23,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and warrants	939	201
Excess tax benefit from share-based payment arrangements	1,103	157
Repurchase and retirement of redeemable common stock	—	(1,125)
Debt issuance costs	(173)	—
Net (repayments) borrowings of long-term debt	(5,549)	15,841

Net cash (used in) provided by financing activities	(3,680)	15,074

Effect of exchange rate changes on cash and equivalents	(121)	—

Net increase in cash and equivalents	11,169	1,850

Cash and equivalents, beginning of period	74,241	4,031

Cash and equivalents, end of period	$85,410	$5,881

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
Assets

Current Assets:
Cash and equivalents	$85,410	$74,241
Receivables, net	133,894	125,572
Inventory	331,427	320,238
Deferred income taxes	19,731	18,809
Prepaid income taxes	—	6,344
Prepaid expenses	9,504	8,088

Total Current Assets	579,966	553,292

Property and Equipment, net	224,292	217,059
Intangibles	917,483	900,832
Other Assets	21,274	21,472

Total Assets	$1,743,015	$1,692,655

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$62,963	$68,871
Accrued expenses	73,154	73,172
Income taxes payable	11,181	—
Deferred revenue	5,343	4,844
Current portion of long-term obligations	17,452	16,936

Total Current Liabilities	170,093	163,823

Long-Term Obligations, Excluding Current Portion	634,151	641,526
Deferred Income Tax Liability	26,862	25,607
Other Noncurrent Liabilities	10,011	11,922

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 135,381,538 and 134,149,066 shares issued at March 31, 2008 and December 31, 2007, respectively.	1,354	1,341
Additional paid-in capital	727,117	705,778
Retained earnings	172,917	142,039
Accumulated other comprehensive income	510	619

Total Stockholders’ Equity	901,898	849,777

Total Liabilities and Stockholders’ Equity	$1,743,015	$1,692,655

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

( $ in thousands, except per share data )

	Three Months Ended March 31,
Operating Highlights	2008		2007
		% of		% of
		Revenue		Revenue	Growth	% Growth

Revenue	$491,908	100.0%	$235,318	100.0%	$256,590	109.0%

Cost of goods sold	268,594	54.6%	128,222	54.5%	140,372	109.5%

Gross margin	223,314	45.4%	107,096	45.5%	116,218	108.5%

Facility and warehouse expenses	44,502	9.0%	25,610	10.9%	18,892	73.8%

Distribution expenses	44,769	9.1%	22,175	9.4%	22,594	101.9%

Selling, general and administrative expenses	64,103	13.0%	28,732	12.2%	35,371	123.1%

Restructuring expenses	1,174	0.2%	—	0.0%	1,174	—

Depreciation and amortization	7,258	1.5%	3,317	1.4%	3,941	118.8%

Operating income	61,508	12.5%	27,262	11.6%	34,246	125.6%

Other (income) expense:
Interest expense, net	10,301	2.1%	1,733	0.7%	8,568	494.4%
Other income, net	(269)	-0.1%	(648)	-0.3%	379	-58.5%

Total other expense	10,032	2.0%	1,085	0.5%	8,947	824.6%

Income before provision for income taxes	51,476	10.5%	26,177	11.1%	25,299	96.6%

Provision for income taxes	20,598	4.2%	10,383	4.4%	10,215	98.4%

Net income	$30,878	6.3%	$15,794	6.7%	$15,084	95.5%

Net income per share:
Basic	$0.23		$0.15		$0.08	53.3%

Diluted	$0.22		$0.14		$0.08	57.1%

Weighted average common shares outstanding:
Basic	134,558		106,633		27,925	26.2%

Diluted	139,682		112,004		27,678	24.7%

The following unaudited table reconciles EBITDA to net income:

	Three Months Ended March 31,
	2008	2007
	(In thousands)

Net income	$30,878	$15,794
Depreciation and amortization	7,875	3,453
Interest expense, net	10,301	1,733
Provision for income taxes	20,598	10,383

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$69,652	$31,363

EBITDA as a percentage of revenue	14.2%	13.3%

We have typically provided a reconciliation of Net income to EBITDA as we believe it provides investors, security analysts and other interested parties useful information regarding our results of operations because it assists in analyzing our performance and the value of our business.  EBITDA provides insight into our profitability trends, and allows management and investors to analyze our operating results with and without the impact of depreciation, amortization, interest and income tax expense. We believe EBITDA is used by security analysts, investors, and other interested parties in evaluating companies, many of which present EBITDA when reporting their results.